                                                                     EXHIBIT 1

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                             ELECTRONIC ARTS INC.

                        VILLAGE ACQUISITION CORPORATION

                                      AND

                                  MAXIS, INC.



                            Dated as of June 4, 1997

                               TABLE OF CONTENTS
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
ARTICLE I THE MERGER.......................................................   1

     1.1   The Merger......................................................   1
     1.2   Effective Time; Closing.........................................   1
     1.3   Effect of the Merger............................................   2
     1.4   Certificate of Incorporation; Bylaws............................   2
     1.5   Directors and Officers..........................................   2
     1.6   Effect on Capital Stock.........................................   2
     1.7   Dissenting Shares...............................................   3
     1.8   Surrender of Certificates.......................................   3
     1.9   No Further Ownership Rights in Maxis Common Stock...............   5
     1.10  Lost, Stolen or Destroyed Certificates..........................   5
     1.11  Tax and Accounting Consequences.................................   6
     1.12  Taking of Necessary Action; Further Action......................   6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF MAXIS.........................   6

     2.1   Organization of Maxis...........................................   6
     2.2   Maxis Capital Structure.........................................   7
     2.3   Obligations With Respect to Capital Stock.......................   8
     2.4   Authority.......................................................   8
     2.5   Certain Statutory Provisions Not Applicable.....................   9
     2.6   SEC Filings; Maxis Financial Statements.........................  10
     2.7   Absence of Certain Changes or Events............................  11
     2.8   Taxes...........................................................  11
     2.9   Intellectual Property...........................................  12
     2.10  Compliance; Permits; Restrictions; Insurance....................  13
     2.11  Litigation......................................................  14
     2.12  Brokers' and Finders' Fees......................................  14
     2.13  Employee Benefit Plans..........................................  14
     2.14  Title to Properties; Absence of Liens and Encumbrances..........  15
     2.15  Environmental Matters...........................................  16
     2.16  Employees; Labor Matters........................................  16
     2.17  Agreements, Contracts and Commitments...........................  17
     2.18  Pooling of Interests............................................  18
     2.19  Change of Control Payments......................................  19
     2.20  Proxy Statement/Prospectus......................................  19
     2.21  Board Approval..................................................  19
     2.22  Fairness Opinion................................................  19
     2.23  Products and Distribution.......................................  20
     2.24  Development Tools...............................................  20
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                                     -ii-

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
     2.25  Interested Party Transactions...................................  21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ELECTRONIC ARTS AND
     MERGER SUB............................................................  21

     3.1   Organization of Electronic Arts and Merger Sub..................  21
     3.2   Electronic Arts and Merger Sub Capital Structure................  21
     3.3   Authority.......................................................  22
     3.4   Section 203 of the Delaware General Corporation Law Not
           Applicable......................................................  23
     3.5   SEC Filings; Electronic Arts Financial Statements...............  23
     3.6   Absence of Certain Changes or Events............................  24
     3.7   Pooling of Interests............................................  24
     3.8   Proxy Statement/Prospectus......................................  24
     3.9   Board Approval..................................................  25

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.............................  25

     4.1   Conduct of Business.............................................  25

ARTICLE V ADDITIONAL AGREEMENTS............................................  28

     5.1   Proxy Statement/Prospectus; Registration Statement; Other
           Filings; Board Recommendations..................................  28
     5.2   Meetings of Stockholders........................................  29
     5.3   Confidentiality.................................................  29
     5.4   No Solicitation.................................................  30
     5.5   Public Disclosure...............................................  32
     5.6   Legal Requirements..............................................  32
     5.7   Third Party Consents............................................  32
     5.8   Notification of Certain Matters.................................  32
     5.9   Reasonable Best Efforts and Further Assurances..................  33
     5.10  Stock Options and Employee Benefits.............................  33
     5.11  Forms S-8.......................................................  34
     5.12  Indemnification and Insurance...................................  34
     5.13  NMS Listing.....................................................  35
     5.14  Maxis Affiliate Agreement.......................................  36
     5.15  Regulatory Filings; Reasonable Efforts..........................  36
     5.16  Tax-Free Reorganization.........................................  36
     5.17  Pooling Covenant................................................  36
     5.18  Employee Matters................................................  36

ARTICLE VI CONDITIONS TO THE MERGER........................................  37

     6.1   Conditions to Obligations of Each Party to Effect the Merger....  37
     6.2   Additional Conditions to Obligations of Maxis...................  38
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                                     -iii-
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
     6.3   Additional Conditions to the Obligations of Electronic Arts and
           Merger Sub......................................................  39

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..............................  40

     7.1   Termination.....................................................  40
     7.2   Notice of Termination; Effect of Termination....................  42
     7.3   Fees and Expenses...............................................  42

ARTICLE VIII GENERAL PROVISIONS............................................  43

     8.1   Non-Survival of Representations and Warranties..................  43
     8.2   Notices.........................................................  43
     8.3   Interpretation; Knowledge.......................................  44
     8.4   Counterparts....................................................  44
     8.5   Entire Agreement; Third Party Beneficiaries.....................  44
     8.6   Severability....................................................  44
     8.7   Other Remedies; Specific Performance............................  45
     8.8   Governing Law...................................................  45
     8.9   Rules of Construction...........................................  45
     8.10  Assignment......................................................  45
     8.11  WAIVER OF JURY TRIAL............................................  45

                               INDEX OF EXHIBITS


Exhibit A            Form of Maxis Voting Agreement

Exhibit B            Form of Maxis Affiliate Agreement

Exhibit C            Form of Fenwick & West LLP Legal Opinion

Exhibit D            Form of Wilson Sonsini Goodrich & Rosati, Professional
                     Corporation Legal Opinion

                      AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of June 4, 1997, among Electronic Arts Inc., a Delaware corporation ("Electronic Arts"), Village Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Electronic Arts ("Merger Sub"), and Maxis, Inc., a Delaware corporation ("Maxis").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Electronic Arts and Maxis intend to enter into a business combination transaction.

     B. Concurrently with the execution of this Agreement, and as a condition and inducement to Electronic Arts' willingness to enter into this Agreement, a stockholder of Maxis is entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as Exhibit A.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     D. It is also intended by the parties hereto that the Merger (as defined below) shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Maxis (the "Merger"), the separate corporate existence of Merger Sub shall cease and Maxis shall continue as the surviving corporation. Maxis as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of

Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). The parties acknowledge that it is their express current intent that, to the extent practicable, the Closing Date shall occur on or before August 31, 1997.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Maxis and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Maxis and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Maxis.

     1.4   Certificate of Incorporation; Bylaws.

           (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation (subject, however, to Section 5.12); provided, however, that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Maxis, Inc.

           (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended, subject, however, to Section 5.12 hereof.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Maxis immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Maxis or the holders of any of the following securities:

           (a) Conversion of Maxis Common Stock. Each share of Common Stock, $.0001 par value per share, of Maxis (the "Maxis Common Stock") issued and outstanding immediately prior to the Effective Time, (other than any shares of Maxis Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into 0.3644 (the "Exchange Ratio") shares of Common Stock of Electronic Arts (the "Electronic Arts Common Stock").

           (b) Cancellation of Electronic Arts-Owned Stock. Each share of Maxis Common Stock held by Maxis or owned by Merger Sub, Electronic Arts or any direct or indirect wholly owned subsidiary of Maxis or of Electronic Arts immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

           (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Maxis Common Stock then outstanding under Maxis' 1993 Stock Option Plan (the "1993 Option Plan") and Maxis' 1995 Stock Plan (the "1995 Option Plan" and, collectively, the "Maxis Stock Option Plans") shall be assumed by Electronic Arts; and Section 5.10(c) hereof shall govern Maxis' 1995 Employee Stock Purchase Plan (the "ESPP").

           (d) Capital Stock of Merger Sub. Each share of Common Stock, $.01 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

           (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Electronic Arts Common Stock or Maxis Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Electronic Arts Common Stock or Maxis Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

           (f) Fractional Shares. No fraction of a share of Electronic Arts Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Maxis Common Stock who would otherwise be entitled to a fraction of a share of Electronic Arts Common Stock (after aggregating all fractional shares of Electronic Arts Common Stock that otherwise would be received by such holder) shall receive from Electronic Arts an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Electronic Arts Common Stock for the five (5) most recent days that Electronic Arts Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     1.7 Dissenting Shares. No appraisal rights will be available under Delaware Law for shares of Maxis Common Stock in connection with the Merger.

     1.8   Surrender of Certificates.

           (a) Exchange Agent. Norwest Bank Minnesota, N.A. shall act as the exchange agent (the "Exchange Agent") in the Merger.

           (b) Electronic Arts to Provide Common Stock. Promptly after the Effective Time, Electronic Arts shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Electronic Arts Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Maxis Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Maxis Common Stock may be entitled pursuant to
Section 1.8(d).

           (c) Exchange Procedures. Promptly after the Effective Time, Electronic Arts shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Maxis Common Stock whose shares were converted into shares of Electronic Arts Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Electronic Arts may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Electronic Arts Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Electronic Arts, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Electronic Arts Common Stock into which their shares of Maxis Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to
Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Electronic Arts Common Stock into which such shares of Maxis Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to
Section 1.8(d).

           (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Electronic Arts Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Electronic Arts Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates, and no cash payment in lieu of fractional shares shall be paid to such holder until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Electronic Arts Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Electronic Arts Common Stock.

           (e) Transfers of Ownership. If certificates representing shares of Electronic Arts Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Electronic Arts or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Electronic Arts Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Electronic Arts or any agent designated by it that such tax has been paid or is not payable.

           (f)   No Liability. Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, Electronic Arts, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Electronic Arts Common Stock or Maxis Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (g) Termination of Exchange Agent Provisions. On the demand of Electronic Arts, any Electronic Arts Common Stock issuable or cash payable in accordance with this Agreement that is made available to the Exchange Agent, if not distributed to the stockholders of Maxis for one year after the Effective Time, shall no longer be made available to the Exchange Agent, and any former stockholders of Maxis who have not theretofore complied with this Section 1.8 shall thereafter look only to Electronic Arts for payment of their claim for Electronic Arts Common Stock, any cash in lieu of fractional shares of Electronic Arts Common Stock and any dividends or distributions with respect to Electronic Arts Common Stock.

     1.9 No Further Ownership Rights in Maxis Common Stock. All shares of Electronic Arts Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Maxis Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Maxis Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Electronic Arts Common Stock into which the shares of Maxis Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Electronic Arts may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Electronic Arts Common Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Electronic Arts, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11  Tax and Accounting Consequences.

           (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

           (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Maxis and Merger Sub, the officers and directors of Maxis and Merger Sub will take all such lawful and necessary action. Electronic Arts shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF MAXIS

     Maxis represents and warrants to Electronic Arts and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter supplied by Maxis to Electronic Arts dated as of the date hereof and certified by a duly authorized officer of Maxis (the "Maxis Schedules"), as follows:

     2.1   Organization of Maxis.

           (a) Maxis and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Maxis.

           (b) Maxis has delivered to Electronic Arts a true and complete list of all of Maxis' direct and indirect subsidiaries (whether wholly or partially owned by Maxis), indicating the jurisdiction of incorporation of each subsidiary, Maxis' equity interest therein and a list of any other equity holders of such subsidiary.

           (c) Maxis has delivered or made available to Electronic Arts a true and correct copy of the Certificate of Incorporation and Bylaws of Maxis and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Maxis nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

           (d) When used in connection with an entity, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which such entity or any of its subsidiaries conducts business that is material to the business of such entity and its subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting the interactive entertainment software industry shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity and (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity.

     2.2 Maxis Capital Structure. The authorized capital stock of Maxis consists of 40,000,000 shares of Common Stock, $.0001 par value per share, of which there were 11,255,934 shares issued and outstanding as of March 31, 1997 and 5,000,000 shares of Preferred Stock, $.0001 par value per share, of which no shares are issued or outstanding. All outstanding shares of Maxis Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Maxis or any agreement or document to which Maxis is a party or by which it is bound. As of March 31, 1997, Maxis had reserved an aggregate of 1,854,000 and 1,775,000 shares, respectively, of Maxis Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the 1993 Option Plan and the 1995 Option Plan, under which options are outstanding for an aggregate of 120,438 shares and 923,308 shares, respectively, and under which no shares and 851,692 shares, respectively, are available for grant as of March 31, 1997. All shares of Maxis Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Maxis Schedules list for each person who held options to acquire shares of Maxis Common

Stock at March 31, 1997, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. As of March 31, 1997, an aggregate of 200,000 shares of Maxis Common Stock were reserved for issuance pursuant to the ESPP.

     2.3   Obligations With Respect to Capital Stock.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Maxis, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Maxis owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Maxis, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Maxis or any of its subsidiaries is a party or by which it is bound obligating Maxis or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Maxis or any of its subsidiaries or obligating Maxis or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 and the Voting Agreement, there are no registration rights and, to the knowledge of Maxis, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Maxis or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4   Authority.

           (a) Maxis has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Maxis, subject only to the approval and adoption of this Agreement and the approval of the Merger by Maxis' stockholders and the filing and recordation of the Agreement of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Maxis Common Stock is required for Maxis' stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Maxis and, assuming the due authorization, execution and delivery by Electronic Arts and, if applicable, Merger Sub, constitutes a valid and binding obligation of Maxis, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Maxis does not, and the performance of this Agreement by Maxis will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Maxis or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Maxis' stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate, in any material respect, any law, rule, regulation, order, judgment or decree applicable to Maxis or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Maxis' rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on, any of the properties or assets of Maxis or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Maxis or any of its subsidiaries is a party or by which Maxis or any of its subsidiaries or its or any of their respective properties or assets are bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would, individually or in the aggregate, not have a Material Adverse Effect on Maxis. The Maxis Schedules list all consents, waivers and approvals under any of Maxis' or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on Maxis.

           (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained by Maxis or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Agreement of Merger or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.20) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including a Form S-4 registration statement to register the shares of Electronic Arts Common Stock issued in the Merger) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country and
(iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Village or a material adverse effect on the ability of the parties to consummate the Merger.

     2.5 Certain Statutory Provisions Not Applicable. The Board of Directors of Maxis has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. Maxis is not a foreign corporation subject to Section 2115 of the California Corporations Code as of the date hereof.

     2.6   SEC Filings; Maxis Financial Statements.

           (a) Maxis has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC since January 1, 1996, and has made available to Electronic Arts such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Maxis may file subsequent to the date hereof) are referred to herein as the "Maxis SEC Reports." The Maxis SEC Reports (i) as of their respective dates were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Maxis SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of Maxis SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Maxis' subsidiaries is required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Maxis SEC Reports (the "Maxis Financials"), including any Maxis SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Maxis and its subsidiaries as at the respective dates thereof and the consolidated results of Maxis' operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Maxis as of March 31, 1997 is hereinafter referred to as the "Maxis Balance Sheet." Except as disclosed in the Maxis Financials, since the date of the Maxis Balance Sheet through the date of this Agreement, neither Maxis nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Maxis and its subsidiaries taken as a whole, except (i) liabilities provided for in the Maxis Balance Sheet or (ii) net liabilities incurred since the date of the Maxis Balance Sheet in the ordinary course of business consistent with past practices, which do not create an aggregate net increase in liabilities (after taking into account any net increase in assets) in excess of $4,000,000.

           (c) Maxis has heretofore furnished to Electronic Arts a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Maxis with the SEC pursuant to the Securities Act or the Exchange Act.

     2.7 Absence of Certain Changes or Events. Since the date of the Maxis Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Maxis or any event that would reasonably be likely to have a Material Adverse Effect on Maxis; (ii) any material change by Maxis in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iii) any material revaluation by Maxis of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside, payment of a dividend or other distribution with respect to the shares of Maxis, or any direct or indirect redemption, purchase or other acquisition by Maxis of any of its shares of capital stock, except for the repurchase at cost of unvested shares held by Maxis employees on the termination of their employment; (v) any material increase in or modification of the compensation or benefits payable or to become payable by Maxis to any of its directors, officers or employees, except in the ordinary course of business consistent with past practice; (vi) any acquisition or sale of a material amount of property or assets of Maxis, other than in the ordinary course of business consistent with past practice; (vii) any alteration in the term of any outstanding security of Maxis; (viii) any (A) incurrence, assumption or guarantee by Maxis of any debt for borrowed money, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of Maxis or (C) except for grants of options under Maxis' 1995 Stock Plan, issuance or sale of options or other rights to acquire from Maxis, directly or indirectly, debt securities of Maxis or any securities convertible into or exchangeable for such debt securities; (ix) other than in the ordinary course of business, any creation or assumption by Maxis of any mortgage, pledge, security interest or lien or other encumbrance on any asset; (x) any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business of Maxis, (B) other loans and advances in an aggregate amount which does not exceed $100,000 outstanding at any time and (C) purchases on the open market of liquid, publicly traded securities; (xi) any entering into, amendment of, relinquishment, termination or non-renewal of, or any material breach under, any material contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or (xii) any transfer or grant of a right under the Maxis IP Rights (as defined in Section 2.9 below), other than those transferred or granted in the ordinary course of business.

     2.8 Taxes. Maxis and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Maxis or any of its subsidiaries is or has been a member, has timely filed all Returns (as defined below) required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Maxis or any of its subsidiaries or is being asserted against Maxis or any of its subsidiaries, (ii) no material audit of any Tax Return of Maxis or any of its subsidiaries is being conducted by a Tax authority as of the date of this Agreement, (iii) no extension of the statute of limitations on the assessment of any material Taxes has been granted by Maxis or any of its subsidiaries and is currently in effect as of the date of this Agreement and (iv ) there is no agreement, contract or arrangement to which Maxis or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to taxes.

     2.9      Intellectual Property.

              (a) Maxis (including, for all purposes under this Section 2.9, all of Maxis' subsidiaries) owns, or has a valid and perpetual license under, all patents, trademarks, trade names, service marks, copyrights, any applications for all of the foregoing, trade secrets and know-how that are required for the conduct of business of Maxis (including, without limitation, the development, production and marketing of Maxis' products) as currently conducted (the "Maxis IP Rights"), with sufficient rights for the conduct of Maxis' business as currently conducted.

              (b) Schedule 2.9(b) of the Maxis Schedules sets forth a complete list of all patents, registered copyrights, registered trademarks, trade names and service marks and any applications for all of the foregoing, included in Maxis IP Rights, and specifies, where applicable, the jurisdictions in which each such Maxis IP Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.9(b) of Maxis Schedules sets forth the list of all material licenses, sublicenses and other agreements to which Maxis is a party (with subsidiaries clearly identified) and pursuant to which Maxis or any other person is licensed or otherwise has rights under any Maxis IP Right (excluding licenses granted by Maxis in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same and excluding standard licenses granted to Maxis by software vendors covering software which is broadly distributed by such licensors). The execution and delivery of this Agreement by Maxis, and the consummation of the transactions contemplated hereby, will neither cause Maxis to be in violation or default under any such license, sublicense or other agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except for such violations, defaults, terminations or modifications which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Maxis.

              (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Maxis violates in any material respect any license or agreement between Maxis and any third party or, to the knowledge of Maxis, infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of Maxis, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Maxis IP Rights, nor, to the knowledge of Maxis, is there any basis for any such claim that is likely to be successful, nor has Maxis received any notice asserting that any Maxis IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of Maxis, is there any basis for any such assertion that is likely to be successful. To Maxis' knowledge, there is no material unauthorized use, infringement or misappropriation under any Maxis IP Rights by any third party, including any employee or former employee of Maxis. To the knowledge of Maxis, no Maxis IP Right or product of Maxis is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to Maxis. It is Maxis' policy to have each employee, consultant or contractor of Maxis execute a proprietary information and confidentiality agreement substantially in the form of Maxis' standard forms of such agreement, and all of Maxis' employees, consultants and contractors have executed such an agreement.

              (d) Maxis has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Maxis IP Rights and the intellectual property rights of third parties entrusted to them.

     2.10     Compliance; Permits; Restrictions; Insurance.

              (a) Neither Maxis nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of any law, rule, regulation, ordinance, order, judgment or decree applicable to Maxis or any of its subsidiaries or by which Maxis or any of its subsidiaries or any of their respective properties is bound or affected. To the knowledge of Maxis, no investigation or review by any Governmental Entity is pending, threatened or contemplated against Maxis or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Maxis or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Maxis or any of its subsidiaries, any acquisition of material property by Maxis or any of its subsidiaries or the conduct of business by Maxis as currently conducted.

              (b) Maxis and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Maxis or any of its subsidiaries (collectively, the "Maxis Permits"). Maxis and its subsidiaries are in compliance in all material respects with the terms of the Maxis Permits.

              (c) Maxis and its subsidiaries maintain and at all times since January 1, 1994 have maintained fire and casualty and general liability insurance that Maxis believes to be reasonably prudent for its business. The Maxis Schedules lists all such insurance policies presently in effect, and copies of all such policies have been provided or made available to Electronic Arts or its counsel.

     2.11 Litigation. Except as disclosed in the Maxis SEC Reports, there is no action, suit, proceeding, claim, demand, arbitration or investigation pending, or as to which Maxis or any of its subsidiaries has received any notice of assertion nor, to Maxis' knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Maxis or any of its subsidiaries which is reasonably likely to have a Material Adverse Effect on Maxis. Maxis has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted would have a Material Adverse Effect on Maxis. No Governmental Entity has at any time challenged or questioned in writing the legal right of Maxis to develop, offer or sell any of its products in the present manner or style thereof. Maxis has delivered or made available to Electronic Arts or its counsel complete and correct copies of all correspondence prepared by its counsel for Maxis' auditors in connection with the last two completed audits of Maxis' financial statements and any such correspondence since the date of the last such audit.

     2.12 Brokers' and Finders' Fees. Except for fees payable to Alex. Brown & Sons Incorporated pursuant to an engagement letter dated March 1, 1997, a copy of which has been provided to Electronic Arts, none of Maxis or any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13      Employee Benefit Plans.

               (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by Maxis or any trade or business (a "Maxis Affiliate") which is under common control with Maxis within the meaning of Section 414 of the Code (the "Maxis Employee Plans"), Maxis has made available to Electronic Arts a true and complete copy of, to the extent applicable, (i) such Maxis Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Maxis Employee Plan, (iv) the most recent summary plan description for each Maxis Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Maxis Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Maxis Employee Plan.

               (b) Each Maxis Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Maxis Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Maxis Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Maxis nor any Maxis Affiliate has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Maxis Employee Plan. All contributions due from Maxis or any Maxis Affiliate with respect to any Maxis Employee Plan have been made or accrued on Maxis' financial statements, and no further contributions will be due or will have accrued thereunder as of the Effective Date, except contributions that are consistent with the Employee Plans and past practices of Maxis. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of Maxis and Maxis Affiliates are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Maxis Employee Plan, covered employees or qualified beneficiaries which would have a Material Adverse Effect on Maxis.

               (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Maxis or any of its subsidiaries from Maxis or any of its subsidiaries, under any Maxis Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Maxis Employee Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               (d) Maxis has made available to Electronic Arts a list of all employees of Maxis and of any of its subsidiaries and their salaries as of the date of this Agreement.

     2.14      Title to Properties; Absence of Liens and Encumbrances.

               (a) The Maxis Schedules list the real property owned by Maxis. The Maxis Schedules list each real or personal property lease (excluding software leases) with annual lease payments of $100,000 or more to which Maxis is a party and each amendment thereto. To Maxis' knowledge, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, to Maxis' knowledge, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a default).

               (b) Maxis has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the Maxis Financials, the Maxis SEC Reports or in the Maxis Schedules and except for liens for taxes not yet due and payable or liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materials men and the like and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. Neither Maxis nor any of its subsidiaries is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on Maxis), or has received any notice of violation with which it has not complied, except where such violation would not have a Material Adverse Effect on Maxis.

     2.15      Environmental Matters.

               (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Maxis, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of Maxis or any of its subsidiaries or any affiliate of Maxis, or, to Maxis' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Maxis or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Maxis, neither Maxis nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Maxis or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Maxis and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Maxis Environmental Permits") which are material for the conduct of Maxis' and its subsidiaries' Hazardous Material Activities and other businesses of Maxis and its subsidiaries as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Maxis' knowledge, threatened concerning any Maxis Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Maxis or any of its subsidiaries. Maxis is not aware of any fact or circumstance which could involve Maxis or any of its subsidiaries in any material environmental litigation or impose upon Maxis any material environmental liability.

     2.16 Employees; Labor Matters. Between January 1, 1996 and the date of this Agreement, to Maxis' knowledge, no employee of Maxis or any of its subsidiaries has violated, in any material respect, any employment contract, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by Maxis or any of its subsidiaries and disclosing to Maxis or any of its subsidiaries trade secrets or proprietary information of such employer. Between April 1, 1997 and the date of this Agreement, to Maxis' knowledge, no employee of Maxis or any of its subsidiaries has given notice to Maxis or any of its subsidiaries that such employee intends to terminate his or her employment with Maxis or any of its subsidiaries except for terminations of a nature and number that are consistent with Maxis' prior experience. There are no activities or proceedings of any labor union to organize any employees of Maxis or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Maxis or any of its subsidiaries. Maxis is not, and has never been, a party to any collective bargaining agreement. Maxis and its subsidiaries are, and since January 1, 1996, Maxis and its subsidiaries have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

     2.17 Agreements, Contracts and Commitments. Except as set forth in the Maxis Schedules, as of the date hereof, neither Maxis nor any of its subsidiaries is a party to or is bound by:

               (a) any employment or consulting agreement, contract or commitment with any officer, employee, consultant or member of Maxis' Board of Directors, other than those that are terminable by Maxis or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Maxis' or any of its subsidiaries' ability to terminate employees at will;

               (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Maxis or any of its subsidiaries and any of its officers or directors;

               (d) any agreement, contract or commitment containing any covenant limiting the freedom of Maxis or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

               (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

               (f) any material joint marketing or development agreement currently in force;

               (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Maxis and its subsidiaries taken as a whole, except for (i) any agreement, contract or commitment pursuant to which source code is provided for maintenance of the source code or for development of modifications thereto only, and not for distribution of source or object code to third parties, and (ii) any source code escrow agreement entered into in the ordinary course of business that contains provisions relating to the release of source code if Maxis and/or any of its subsidiaries ceases to do business or fails to provide appropriate maintenance;

               (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Maxis product, except as a distributor or OEM bundler in the ordinary course of business;

               (i) any continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from Maxis or any of its subsidiaries in an amount in excess of $100,000 per annum which is not terminable on 90 days' or less notice without cost or other liability at or at any time after the Effective Time or in which Maxis or any of its subsidiaries has granted or received manufacturing rights, most favored nation pricing provisions relating to any product, group of products or territory;

               (j) any material contract providing for the development of software (other than contracts with consultants) for, or license of software to, Maxis, which software is used or incorporated in any Maxis Product (as defined in Section 2.23);

               (k) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board; or

               (l) any written agreement between or among Maxis or any of its subsidiaries regarding intercompany loans, revenue or cost sharing, ownership or license of Maxis IP Rights, intercompany royalties or dividends or similar matters.

     Any agreement, contract or commitment described in clauses (a) through (l) above shall be referred to as a "Maxis Contract." Neither Maxis nor any of its subsidiaries, nor to Maxis' knowledge any other party to a Maxis Contract (as defined below), is in material breach, violation or default under, and neither Maxis nor any of its subsidiaries has since January 1, 1997 received written notice that it has materially breached, violated or defaulted under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a material default by Maxis or any of its subsidiaries under, any of the Maxis Contracts that are material to Maxis or would be reasonably likely to cause a Material Adverse Effect on Maxis.

     2.18 Pooling of Interests. To the knowledge of Maxis, based on consultation with its independent accountants, neither Maxis nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Electronic Arts' ability to account for the Merger as a pooling of interests.

     2.19 Change of Control Payments. The Maxis Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former employees, consultants, officers and directors of Maxis as a result of or in connection with the Merger.

     2.20 Proxy Statement/Prospectus. The information supplied by Maxis for inclusion in the Form S-4 registration statement relating to the issuance of Electronic Arts Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Maxis for inclusion in the proxy statement/prospectus to be sent to the stockholders of Maxis in connection with the meeting of Maxis' stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Maxis Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Maxis' stockholders, at the time of the Maxis Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Maxis Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Maxis or any of its affiliates, officers or directors should be discovered by Maxis which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Maxis shall promptly inform Electronic Arts. Notwithstanding the foregoing, Maxis makes no representation or warranty with respect to any information supplied by Electronic Arts or Merger Sub which is contained in any of the foregoing documents.

     2.21 Board Approval. The Board of Directors of Maxis has, as of the date of this Agreement, unanimously (i) approved this Agreement and the Merger,
(ii) determined that the Merger is fair to, and in the best interests of, Maxis and its stockholders and (iii) determined to recommend that the stockholders of Maxis approve and adopt this Agreement and approve the Merger.

     2.22 Fairness Opinion. Maxis has received a written opinion from Alex. Brown & Sons Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Maxis' stockholders from a financial point of view and has delivered to Electronic Arts a copy of such opinion.

     2.23 Products and Distribution. The Maxis Schedules contain a complete list of the top five (5) software products (by title, determined by aggregate net sales by Maxis or any of its subsidiaries in fiscal 1997 from such title) published and/or distributed by Maxis or any of its subsidiaries (the "Maxis Published Products") and the expected top five (5) products (by title, determined by the projected net sales for such title in its first year after introduction) under development or consideration by Maxis or its subsidiaries with a scheduled ship date on or prior to December 31, 1997 (the "Maxis Products Under Development," collectively with the Maxis Published Products referred to as the "Maxis Products") (which list is correct in all material respects).

               (a) The Maxis Schedules set forth, for each Maxis Product, the following (to the extent not already listed on another Schedule to this Agreement): (i) a list of all material contracts and agreements (including without limitation all material development, trademark license, technology license, distribution or other agreements) relating to the Maxis Products; (ii) whether the Maxis Product has been developed internally (i.e., substantially entirely by employees of Maxis or any of its subsidiaries) or externally (i.e., including substantive contributions by one or more independent contractors to Maxis) and, if externally, such Schedule sets forth the identity of the significant independent contractors and a list of the material agreements with such independent contractors; (iii) the material advances paid or payable, and the material royalties payable, to any third parties with respect to such Maxis Product; and (iv) a list of the third parties with significant distribution or publication rights to such Maxis Product together with a description of: (A) the territory in which the third party has distribution rights; and (B) whether such distribution rights are exclusive or nonexclusive (all of which information disclosed pursuant to clauses (i)-(iv) of this paragraph is correct in all material respects).

               (b) The Maxis Schedules set forth, for each Maxis Product Under Development, the following (as of the date of this Agreement): (i) the currently scheduled public availability date without regard to the Merger (which dates Maxis believes to be reasonable); (ii) a schedule of development milestone events and any material related payments, including both milestones already achieved in the past six (6) months and those scheduled for the future; and
(iii) whether any significant development milestone for such Maxis Product has been missed in the past six (6) months by more than thirty (30) days (all of which information disclosed pursuant to clauses (i)-(iii) of this paragraph is correct in all material respects).

     2.24 Development Tools. The Maxis Schedules contain a complete list of all material software development tools used or currently intended to be used by Maxis or any of its subsidiaries in the development of any of the Maxis Published Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) (the "Maxis Development Tools"). The Maxis Schedules also set forth, for each Maxis Development Tool: (a) for any Maxis Development Tool not entirely developed internally by the employees of Maxis or any of its subsidiaries, the identity of the independent contractors and consultants involved in a material way in such development and a list of the material agreements with such independent contractors and consultants with respect to the Maxis Published Products; (b) a list of any third parties with any rights to receive material royalties or other payments with respect to such Maxis Development Tools, and a schedule of all such royalties payable; (c) a list of any material restrictions on Maxis' or any of its subsidiaries' unrestricted right to use and distribute such Maxis Development Tool; and (d) a list of all agreements with third parties for the use by such third party of such Maxis Development Tools (all of which information disclosed pursuant to clauses (a)-(d) of this paragraph is correct in all material respects).

     2.25 Interested Party Transactions. Except as disclosed in the Maxis SEC Reports filed prior to the date of this Agreement, since the date of Maxis' last proxy statement to its stockholders, no event has occurred that would be required to be reported by Maxis as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.


                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                        ELECTRONIC ARTS AND MERGER SUB

     Electronic Arts and Merger Sub represent and warrant to Maxis, subject to the exceptions disclosed in writing in the disclosure letter supplied by Electronic Arts to Maxis dated as of the date hereof and certified by a duly authorized officer of Electronic Arts (the "Electronic Arts Schedules"), as follows:

     3.1   Organization of Electronic Arts and Merger Sub.

           (a) Each of Electronic Arts and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Electronic Arts.

           (b) Electronic Arts has delivered or made available to Maxis a true and correct copy of the charter and Bylaws of Electronic Arts and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Electronic Arts nor Merger Sub is in violation of any of the provisions of its charter or Bylaws.

     3.2 Electronic Arts and Merger Sub Capital Structure. The authorized capital stock of Electronic Arts consists of 70,000,000 shares of Common Stock, par value $0.01 per share, of which there were 54,165,716 shares issued and outstanding as of March 29, 1997, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Electronic Arts. Merger Sub was formed on June 2, 1997 for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Electronic Arts Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Electronic Arts or any agreement or document to which Electronic Arts is a party or by which it is bound. Electronic Arts has reserved a sufficient number of shares of Common Stock for the issuance of shares to the stockholders of Maxis in the Merger.

     3.3   Authority.

           (a) Each of Electronic Arts and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Electronic Arts and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Agreement of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Electronic Arts and Merger Sub and, assuming the due authorization, execution and delivery by Maxis, constitutes the valid and binding obligation of Electronic Arts, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Electronic Arts and Merger Sub does not, and the performance of this Agreement by each of Electronic Arts and Merger Sub will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Electronic Arts or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Electronic Arts' other subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 3.3(b) below, conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to Electronic Arts or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Electronic Arts' rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on any of the properties or assets of Electronic Arts or any of its subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Electronic Arts or any of its subsidiaries (including Merger Sub) is a party or by which Electronic Arts or any of its subsidiaries or its or any of their respective properties or assets are bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would, individually or in the aggregate, not have a Material Adverse Effect on Electronic Arts. The Electronic Arts Schedules list all material consents, waivers and approvals under any of Electronic Arts' or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on Electronic Arts.

           (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained by Electronic Arts or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Registration Statement relating to the issuance of Electronic Arts Common Stock in the Merger with the SEC in accordance with the Securities Act, (ii) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Electronic Arts or a material adverse effect on the ability of the parties to consummate the Merger.

     3.4 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of Electronic Arts has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

     3.5   SEC Filings; Electronic Arts Financial Statements.

           (a) Electronic Arts has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC since January 1, 1996, and has made available to Maxis such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Electronic Arts may file subsequent to the date hereof) are referred to herein as the "Electronic Arts SEC Reports." The Electronic Arts SEC Reports (i) as of their respective dates were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Electronic Arts SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of Electronic Arts SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Electronic Arts' subsidiaries is required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Electronic Arts SEC Reports (the "Electronic Arts Financials"), including any Electronic Arts SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on

Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Electronic Arts and its subsidiaries as at the respective dates thereof and the consolidated results of Electronic Arts' operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Electronic Arts contained in Electronic Arts SEC Reports as of March 31, 1997 is hereinafter referred to as the "Electronic Arts Balance Sheet." Except as disclosed in the Electronic Arts Financials, since the date of the Electronic Arts Balance Sheet through the date of this Agreement neither Electronic Arts nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Electronic Arts and its subsidiaries taken as a whole, except liabilities (i) provided for in the Electronic Arts Balance Sheet, or (ii) incurred since the date of the Electronic Arts Balance Sheet in the ordinary course of business consistent with past practices that would not have a Material Adverse Effect on Electronic Arts.

           (c) Electronic Arts has heretofore furnished to Maxis a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Electronic Arts with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of the Electronic Arts Balance Sheet through the date of this Agreement, there has not been any Material Adverse Effect on Electronic Arts or any event that would reasonably be likely to have a Material Adverse Effect on Electronic Arts.

     3.7 Pooling of Interests. To the knowledge of Electronic Arts, based on consultation with its independent accountants, neither Electronic Arts nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Electronic Arts' ability to account for the Merger as a pooling of interests.

     3.8 Proxy Statement/Prospectus. The information supplied by Electronic Arts for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Electronic Arts for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Maxis' stockholders, at the time of the Maxis Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Maxis Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Electronic Arts or any of its affiliates, officers or directors should be discovered by Electronic Arts which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Electronic Arts shall promptly inform Maxis. Notwithstanding the foregoing, Electronic Arts makes no representation or warranty with respect to any information supplied by Maxis which is contained in any of the foregoing documents.

     3.9 Board Approval. The Board of Directors of Electronic Arts has (i) determined that the Merger is fair to, and in the best interests of, Electronic Arts and its stockholders and (ii) approved the Merger.


                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Maxis and each of its subsidiaries shall, except as permitted by the terms of this Agreement or to the extent that Electronic Arts shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as provided in Section 4 of the Maxis Schedules, carry on and use reasonable best efforts to preserve its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4 of the Maxis Schedules, without the prior written consent of Electronic Arts (which consent shall not be unreasonably withheld) during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Maxis shall not do any of the following and shall not permit its subsidiaries to do any of the following (except as required by applicable law):

           (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

           (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Electronic Arts, or adopt any new severance plan;

           (c) Transfer or license to any person or entity or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any rights (including without limitation distribution rights) to the Maxis IP Rights or enter into assignments of future patent rights, other than licenses and distribution rights in the ordinary course of business;

           (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

           (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of Maxis, except repurchases of unvested shares at cost in connection with the termination of the employment, consulting or director relationship with any employee, officer, consultant or director pursuant to agreements in effect as of the date hereof;

           (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or, except pursuant to agreements existing on the date hereof, accelerate the vesting of any outstanding option or other security, other than the issuance, delivery and/or sale of (i) shares of Maxis Common Stock pursuant to the exercise of outstanding stock options, (ii) shares of Maxis Common Stock issuable to participants in the Maxis ESPP consistent with the terms thereof and (iii) options to purchase Maxis Common Stock granted at fair market value, consistent with past practice and in accordance with Maxis Stock Option Plans;

           (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

           (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Maxis or enter into any material joint ventures, strategic partnerships or alliances;

           (i) Sell, lease, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Maxis, except in the ordinary course of business consistent with past practice;

           (j) Incur any indebtedness for borrowed money in excess of $2,500,000, or guarantee any indebtedness of any person for borrowed money (except that Maxis may guarantee any indebtedness of any subsidiary of Maxis, and any subsidiary of Maxis may guarantee any indebtedness of Maxis or of any other subsidiary of Maxis; provided that the total guaranteed indebtedness in the foregoing cases, together with any incurred indebtedness by Maxis, does not exceed $2,500,000), or issue or sell any debt securities or warrants or rights to acquire debt securities of Maxis or guarantee any debt securities of others;

           (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, enter into any employment contract (other than: (x) offer letters and letter agreements with employees who are terminable "at will," or (y) as required by law), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business, consistent with past practice, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

           (l) Make any payments outside of the ordinary course of business in excess of $1 million for purposes of settling any dispute;

           (m) Take any action, or permit any of its affiliates to take any action, that would be reasonably likely to interfere with Electronic Arts' ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Section 4.1;

           (n) Pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except (i) for normal salary increases consistent with past practices not to exceed 10% per year, (ii) pursuant to existing arrangements previously disclosed to Electronic Arts and (iii) for reasonable bonuses to encourage retention of employees after the announcement of a Superior Proposal (as defined below)) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired employees or newly promoted employees consistent with past practices) or issue any restricted stock, or enter into or modify, in any material respect, any agreement or plan or increase, in any material respect, benefits of the type described in Section 2.13;

           (o) Materially change its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

           (p) Amend in a manner adverse to the Company or terminate any material contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice;

           (q) Lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business or (ii) any loans pursuant to any Maxis Section 401(k) Plan;

           (r) Waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice or the waiver or release of rights or claims set forth in the Maxis Schedules;

           (s) Split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

           (t) Agree to any audit assessment by any Tax authority in excess of $500,000;

           (u)   Change any insurance coverage in any material respects; or

           (v) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (u) above.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

           (a) As promptly as practicable after the execution of this Agreement, Maxis and Electronic Arts will prepare, and file with the SEC, the Proxy Statement, and Electronic Arts will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Maxis and Electronic Arts will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, to the extent that presenting this Agreement and the Merger to Maxis' stockholders for their approval and adoption would not violate applicable law, Maxis will cause the Proxy Statement to be mailed to the Maxis stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Maxis and Electronic Arts will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Maxis and Electronic Arts will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of Maxis and Electronic Arts will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever Maxis or Electronic Arts obtains knowledge of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Maxis or Electronic Arts, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Maxis, such amendment or supplement.

           (b) Subject to the provisions of Section 5.4(b), the Proxy Statement will include the recommendation of the Board of Directors of Maxis in favor of adoption and approval of this Agreement and approval of the Merger (except that notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of Maxis may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties would require it to do so).

     5.2 Meeting of Stockholders. Promptly after the date hereof, Maxis will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Maxis Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. For so long as the Board of Directors of Maxis continues to make the recommendation set forth in Section 5.1, Maxis will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or Delaware Law to obtain such approvals.

     5.3   Confidentiality.

           (a) The parties acknowledge that Electronic Arts and Maxis have previously executed a Confidentiality Agreement, dated May 24, 1996 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

           (b) Access to Information. Each of Electronic Arts and Maxis will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of such party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4   No Solicitation.

           (a) Subject to Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Maxis and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit, initiate or encourage the making, submission or announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Electronic Arts and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Maxis or any of its subsidiaries to, or afford any access to the properties, books or records of Maxis or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Electronic Arts and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Maxis. Without limiting the generality of the foregoing, Maxis acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director, officer, employee, representative, investment banker, agent or affiliate of Maxis shall be deemed to constitute a breach of this Section 5.4 by Maxis. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales or licenses of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer),
(iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Maxis will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Maxis will (i) notify Electronic Arts as promptly as practicable if it receives any proposal or written inquiry or written request for Maxis in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Electronic Arts of the significant terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Maxis and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Electronic Arts); provided, however, that nothing herein shall prohibit Maxis' Board of Directors from taking and disclosing to Maxis' stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

          (b) Notwithstanding anything contrary contained in Section 5.4(a) or elsewhere in this Agreement, prior to the Effective Time, Maxis may, to the extent the Board of Directors of Maxis determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish non-public information, and afford access to the properties, books or records of Maxis to any person, entity or group after such person, entity or group has delivered to Maxis in writing, an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) which the Board of Directors of Maxis in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would reasonably likely to result in a transaction more favorable than the Merger to the stockholders of Maxis (a "Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, in connection with a submitted, written bona fide Acquisition Proposal, Maxis may refer the proposing third party to this Section
5.4 or make a copy of this Section 5.4 available to such third party. In the event Maxis receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Board of Directors of Maxis from recommending such Superior Proposal to Maxis' stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of Maxis may withdraw, modify or refrain from making its recommendations set forth in Section 5.1(b), and, to the extent it does so, Maxis may refrain from soliciting proxies and taking such other action necessary to secure the affirmative vote of its stockholders as may be required by Section 5.2; provided that (to the extent permissible under applicable law) Maxis shall remain obligated under Section 5.2 to convene the Maxis Stockholder Meeting and shall have the vote on the Merger considered by the stockholders of Maxis prior to the vote (if any) on the Superior Proposal; and provided, further, that Maxis shall not recommend to its stockholders a Superior Proposal for a period of not less than 48 hours after Electronic Arts' receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party. Notwithstanding anything elsewhere contained in Section 5.4(a) or elsewhere in this Agreement, Maxis may, if its Board of Directors determines, in good faith, after consultation with outside legal counsel that the Board's fiduciary duties require it to do so, enter into an agreement or understanding relating to a Superior Proposal; provided, that (i) such agreement or understanding provides that the Merger shall be considered by the stockholders of Maxis prior to the Superior Proposal and (ii) if the Merger is approved by the stockholders of Maxis, neither Maxis nor Electronic Arts shall be required to pay a fee or otherwise incur any material liability arising out of the agreement or understanding relating to the Superior Proposal, including, without limitation, as a result of the Superior Proposal not being approved. The performance of such agreement or understanding relating to the Superior Proposal to the extent necessary to facilitate the due consideration of such Superior Proposal at the meeting of the stockholders of Maxis after the Merger shall not constitute a breach of this Agreement.

          (c) Notwithstanding anything to the contrary herein, Maxis will not provide any non-public information to a third party unless: (x) Maxis provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Electronic Arts.

          (d) As of the date of this Agreement, Maxis shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     5.5 Public Disclosure. Maxis and Electronic Arts will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

     5.6 Legal Requirements. Each of Maxis, Merger Sub and Electronic Arts will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Electronic Arts will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Electronic Arts Common Stock pursuant hereto. Maxis will use its commercially reasonable efforts to assist Electronic Arts as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Electronic Arts Common Stock pursuant hereto.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Maxis and Electronic Arts will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 Notification of Certain Matters. Maxis and Merger Sub will give prompt notice to Electronic Arts, and Electronic Arts will give prompt notice to Maxis, after obtaining knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause
(a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in
Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, (b) any Material Adverse Effect on Maxis or Electronic Arts or (c) any failure of Maxis and Merger Sub or Electronic Arts, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) or 6.3(b), as the case may be, would not be satisfied as a result thereof. To ensure compliance with this Section 5.8, Maxis shall deliver to Electronic Arts as soon as practicable but in any event within thirty days after the end of each monthly accounting period beginning with the month ended May 31, 1997 and ending with the monthly accounting period occurring before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet, statement of operations and statement of cash flows for Maxis, which financial statements shall be prepared in the ordinary course of business, in accordance with Maxis' books and records and generally accepted accounting principles and shall fairly present the consolidated financial position of Maxis as of their respective dates and the results of Maxis' operations for the periods then ended. Notwithstanding the above, the delivery of any notice pursuant to this Section
5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.9 Reasonable Best Efforts and Further Assurances. Subject to the respective rights and obligations of Maxis and Electronic Arts under this Agreement (including the rights of Maxis under 5.1(b) and 5.4(b)), each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and other transactions contemplated hereby, to fulfill and cause to be fulfilled the conditions to closing under this Agreement and to effect the Closing as soon as practicable; provided that neither Maxis nor Electronic Arts nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the first sentence of this Section 5.9, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.10 Stock Options and Employee Benefits.

          (a) At the Effective Time, each outstanding option to purchase shares of Maxis Common Stock (each a "Maxis Stock Option") under the Maxis Stock Option Plans, whether or not exercisable, will be assumed by Electronic Arts. Each Maxis Stock Option so assumed by Electronic Arts under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Maxis Stock Option Plan immediately prior to the Effective Time and the Stock Option Agreement by which it is evidenced, except that (i) each Maxis Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares (and no fractional shares) of Electronic Arts Common Stock equal to the product of the number of shares of Maxis Common Stock that were issuable upon exercise of such Maxis Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Electronic Arts Common Stock, and (ii) the per share exercise price for the shares of Electronic Arts Common Stock issuable upon exercise of such assumed Maxis Stock Option will be equal to the quotient determined by dividing the exercise price per share of Maxis Common Stock at which such Maxis Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable after the

Effective Time, Electronic Arts will issue to each holder of an outstanding Maxis Stock Option a notice describing the foregoing assumption of such Maxis Stock Option by Electronic Arts.

          (b) The parties intend that Maxis Stock Options assumed by Electronic Arts shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Maxis Stock Options qualified as incentive stock options immediately prior to the Effective Time.

          (c) Prior to the Effective Time, Maxis shall take such actions as are necessary to establish a "new exercise date" (as such term is used in the ESPP) in accordance with the terms of the ESPP (the "New Exercise Date") for the then current offering periods (as such term is used in the ESPP). The New Exercise Date shall be the last trading day on which shares of Maxis' Common Stock are traded on the Nasdaq National Market immediately prior to the Effective Time; provided, however, that the New Exercise Date shall be conditioned upon consummation of the Merger. On the New Exercise Date, Maxis shall apply the funds credited as of such date under the ESPP within each participant's payroll withholdings account to the purchase of whole shares of Maxis Common Stock in accordance with the ESPP.

          (d) Electronic Arts will reserve sufficient shares of Electronic Arts Common Stock for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

     5.11 Form S-8. Electronic Arts agrees to file a registration statement on Form S-8 for the shares of Electronic Arts Common Stock issuable with respect to assumed Maxis Stock Options no later than five (5) business days after the Closing Date.

     5.12 Indemnification and Insurance.

          (a) From and after the Effective Time, Electronic Arts will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Maxis pursuant to each indemnification agreement currently in effect between Maxis and each person who is or was a director or officer of Maxis or any of its subsidiaries at or prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under Maxis' Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Maxis as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party, unless such modification is required by law.

          (b) Without limiting the provisions of paragraph (a), after the Effective Time Electronic Arts will cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-laws, to indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Maxis or any of its subsidiaries arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the Effective Time; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Electronic Arts a written notice asserting a claim for indemnification under this Section 5.12(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Electronic Arts, (ii) after the Effective Time, Electronic Arts will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Electronic Arts will cause Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Electronic Arts nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Electronic Arts or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.12, proper provision shall be made so that the successors and assigns of Electronic Arts and Maxis assume the obligations set forth in this Section 5.12 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

          (c) Without limiting any of the obligations of Electronic Arts or the Surviving Corporation set forth elsewhere in this Section 5.12, Electronic Arts shall cause the Surviving Corporation to maintain in effect, during the six-year period commencing as of the Effective Time, a policy of directors' and officers' liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of Maxis' existing policy of directors' and officers' liability insurance.

          (d) This Section 5.12 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Maxis, the Surviving Corporation and each of the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation and Electronic Arts.

     5.13 NMS Listing. Electronic Arts agrees to authorize for listing on the Nasdaq National Market the shares of Electronic Arts Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.14 Maxis Affiliate Agreement. Set forth on the Maxis Schedules is a list of those persons who may be deemed to be, in Maxis' reasonable judgment, affiliates of Maxis within the meaning of Rule 145 promulgated under the Securities Act (each a "Maxis Affiliate"). Maxis will provide Electronic Arts with such information and documents as Electronic Arts reasonably requests for purposes of reviewing such list. Maxis will use its reasonable best efforts to deliver or cause to be delivered to Electronic Arts, as promptly as practicable on or following the date hereof (and in any event no later than the date 30 days prior to the Effective Time), from each Maxis Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B (the "Maxis Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Electronic Arts will be entitled to place appropriate legends on the certificates evidencing any Electronic Arts Common Stock to be received by a Maxis Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Electronic Arts Common Stock, consistent with the terms of the Maxis Affiliate Agreement.

     5.15 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Electronic Arts and Maxis and certain Maxis Affiliates (if necessary) each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Electronic Arts and Maxis each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.16 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

     5.17 Pooling Covenant. Prior to the earlier of termination of this Agreement and the Effective Time, Electronic Arts will not take any action, and Electronic Arts will not permit any of its affiliates to take any action, that would be reasonably likely to interfere with Electronic Arts' ability to account for the Merger as a pooling of interests. In addition, Electronic Arts will use its reasonable best efforts to deliver or cause to be delivered to Maxis, on or as promptly as practicable following the date hereof (and in any event no later than the date 30 days prior to the Effective Time), from each person who may be deemed to be an "affiliate" of Electronic Arts within the meaning of Rule 145 promulgated under the Securities Act, an agreement (which will be in full force and effect as of the Effective Time) requiring such person to refrain from taking any action that would be reasonably likely to interfere with Electronic Arts' ability to account for the Merger as a pooling of interests.

     5.18 Employee Matters. Promptly following the Merger, employees of Maxis will become subject to Electronic Arts standard employee benefit plans on an equivalent basis with other similarly situated employees of Electronic Arts and will receive full credit pursuant to such plans for years of service at Maxis.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Maxis.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d) Tax Opinions. Maxis and Electronic Arts shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, A Professional Corporation, and Fenwick & West LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Maxis or Electronic Arts does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Nasdaq Listing. The shares of Electronic Arts Common Stock issuable to stockholders of Maxis pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (f) Opinion of Accountants. Maxis shall have received from Ernst & Young LLP, independent auditors for Maxis, a letter dated within two (2) business days prior to the

Effective Time (which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with Maxis' management conclusion that no conditions exist related to Maxis that would preclude Electronic Arts from accounting for the Merger as a pooling of interests; and Maxis shall have received from KPMG Peat Marwick LLP, the independent auditors for Electronic Arts, a copy of a letter addressed to Electronic Arts dated the Closing Date, in substance reasonably satisfactory to Maxis (and which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Ernst & Young LLP to Maxis) to the effect that KPMG Peat Marwick LLP concurs with Electronic Arts' management conclusions that as of that date, no conditions exist that would preclude Electronic Arts from accounting for the Merger as a pooling of interests.

     6.2 Additional Conditions to Obligations of Maxis. The obligation of Maxis to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Maxis:

          (a) Representations and Warranties. The representations and warranties of Electronic Arts and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except where the failure to be so true and correct would not have a Material Adverse Effect on Electronic Arts. In addition, the representations and warranties of Electronic Arts and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such particular date, (it being understood that, for the purposes of determining whether such representations and warranties made as of a particular date have been true and correct, any inaccuracies therein that shall have been cured in all material respect shall be disregarded), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on Electronic Arts. Maxis shall have received a certificate with respect to the foregoing signed on behalf of Electronic Arts by the Chief Executive Officer and the Chief Financial Officer of Electronic Arts;

          (b) Agreements and Covenants. Electronic Arts and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Maxis shall have received a certificate to such effect signed on behalf of Electronic Arts by the Chief Executive Officer and the Chief Financial Officer of Electronic Arts; and

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Electronic Arts shall have occurred since the date of this Agreement.

          (d) Legal Opinion. Maxis shall have received a legal opinion from Fenwick & West LLP in the form attached hereto as Exhibit C.

     6.3 Additional Conditions to the Obligations of Electronic Arts and Merger Sub. The obligations of Electronic Arts and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Electronic Arts:

          (a) Representations and Warranties. The representations and warranties of Maxis contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except where the failure to be so true and correct would not have a Material Adverse Effect on Maxis. In addition, the representations and warranties of Maxis contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such particular date (it being understood that, for the purposes of determining whether such representations and warranties made as of a particular date have been true and correct, any inaccuracies therein that shall have been cured in all material respect shall be disregarded), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2, 2.3, 2.4 and 2.22) where the failure to be so true and correct would not have a Material Adverse Effect on Maxis. Electronic Arts shall have received a certificate with respect to the foregoing signed on behalf of Maxis by the President and the Chief Financial Officer of Maxis;

          (b) Agreements and Covenants. Maxis shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Electronic Arts shall have received a certificate to such effect signed on behalf of Maxis by the President and the Chief Financial Officer of Maxis; and

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Maxis shall have occurred since the date of this Agreement.

          (d) Legal Opinion. Electronic Arts shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, A Profession Corporation, in the form attached hereto as Exhibit D.

          (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or the legal, contractual or regulatory restraint limiting or restricting Electronic Arts conduct or operation of its business or the business or Maxis and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the forgoing items would not have a Material Adverse Effect on Maxis.

          (f) Dissenters' Rights. To the extent that Section 2115 of the California Corporations Code applies to Maxis, fewer than 5% of the stockholders of Maxis shall have exercised or perfected their dissenters' rights under the California Corporations Code.


                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Maxis:

          (a) by mutual written consent duly authorized by the Boards of Directors of Electronic Arts and Maxis;

          (b) by either Electronic Arts or Maxis, if the Merger shall not have been consummated by October 31, 1997 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Electronic Arts or Maxis, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Electronic Arts or Maxis, if the required approval of the stockholders of Maxis contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof;

          (e) by Electronic Arts, if at any time prior to the approval of the Merger by the stockholders of Maxis, the Board of Directors of Maxis accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing;

          (f) by Electronic Arts, if any of the following shall occur:

              (i) Maxis shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of Maxis in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of Maxis shall have amended or modified in a manner adverse to Electronic Arts such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

              (ii) the Board of Directors of Maxis shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

              (iii) a tender or exchange offer relating to securities of Maxis shall have been commenced and Maxis shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement that Maxis recommends rejection of such tender or exchange offer;

              (iv) an Acquisition Proposal (other than a tender or exchange offer relating to the securities of Maxis) is publicly announced, and, upon Electronic Arts request, Maxis fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such request; or

              (v) Section 2115 of the California Corporations Code applies to Maxis, and pooling for the Merger is not available because one or more of the stockholders of Maxis who own at least ten percent (10%) of the outstanding Maxis Common Stock as of the date of this Agreement exercise or perfect their dissenters' rights.

          (g) by Maxis, upon a breach of any representation, warranty, covenant or agreement on the part of Electronic Arts set forth in this Agreement, or if any such representation or warranty of Electronic Arts shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that if such inaccuracy in Electronic Arts' representations and warranties or breach by Electronic Arts is curable by Electronic Arts through the exercise of its commercially reasonable efforts, then Maxis may not terminate this Agreement under this Section 7.1(g) if Electronic Arts is exercising commercially reasonable efforts to cure such inaccuracy or breach; and, provided, further, that Maxis may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement;

          (h) by Electronic Arts, upon a breach of any representation, warranty, covenant or agreement on the part of Maxis set forth in this Agreement, or if any such representation or warranty of Maxis shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that if such inaccuracy in Maxis' representations and warranties or breach by Maxis is curable by Maxis through the exercise of its commercially reasonable efforts, then Electronic Arts may not terminate this Agreement under this Section 7.1(h) if Maxis is exercising commercially reasonable efforts to cure such inaccuracy or breach; and, provided, further, that Electronic Arts may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have materially breached this Agreement;

          (i) by Maxis, if the average closing price of Electronic Arts Common Stock, as presently constituted, as quoted in the Nasdaq National Market and reported in the Wall Street

Journal, over the ten (10) trading days ending the third business day prior to the date originally established in the Proxy Statement for the Maxis Stockholder Meeting is less than $20.00 (as adjusted for stock splits, recapitalizations, stock dividends and the like); or

          (j) by either Electronic Arts or Maxis, in the event of a tender or an exchange offer relating to the securities of Maxis which is accepted by more than fifty percent (50%) of the outstanding shares of Maxis Common Stock (excluding for such calculation the shares of Maxis Common Stock held beneficially or of record by Jeffrey B. Braun).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Electronic Arts and Maxis shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) Maxis Payments. If this Agreement is terminated by Electronic Arts or Maxis pursuant to Section 7.1(d) or 7.1(j), or by Electronic Arts pursuant to Section 7.1(e) or 7.1(f), then: Maxis shall pay to Electronic Arts, in cash, a non-refundable fee in the amount of $5,000,000 (the "Termination Fee"); provided that such amount will not be payable if, prior to the termination triggering the obligation to make such payment, either: (i) a Material Adverse Effect on Electronic Arts had occurred and Maxis had provided written notice to Electronic Arts of such event; or (ii) Maxis shall have become entitled pursuant to Section 7.1(g) to terminate this Agreement, shall have given written notice to Electronic Arts to that effect, and Electronic Arts shall be unable or unwilling to effect a cure to such breach. In the case of termination of this Agreement by Maxis pursuant to Section 7.1(d) or 7.1(j), the Termination Fee shall be paid by Maxis prior to or contemporaneous with notice of such termination being provided to Electronic Arts and as a condition to Maxis' right to terminate under such provisions, and in the case of termination of this Agreement by Electronic Arts pursuant to Section 7.1(d), 7.1(e), 7.1(f) or 7.1(j), the Termination Fee shall be paid by Maxis within three (3) business days after such notice of such termination.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Electronic Arts, Maxis and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Electronic Arts or Merger Sub, to:

               1450 Fashion Island Blvd.
               San Mateo, CA 94404
               Telephone: (415) 571-7171
               Facsimile: (415) 571-7132
               Attention: Ruth Kennedy, SVP & General Counsel

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, California 94306
               Attention: Mark C. Stevens, Esq.
               Telephone No.: (415) 494-0600
               Telecopy No.:  (415) 494-1417


          (b)  if to Maxis, to:

               2121 N. California Street
               Suite 600
               Walnut Creek, CA 94596
               Attention: Sam Poole
               Telephone No.: (510) 933-5630
               Telecopy No.:  (510) 927-3796
               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  Barry E. Taylor, Esq.
               Telephone No.: (415) 493-9300
               Telecopy No.:  (415) 493-6811

     8.3  Interpretation; Knowledge.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) For purposes of this Agreement (a) as it relates to Electronic Arts, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Electronic Arts, has actual knowledge of such matter and (b) as it relates to Maxis, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President--Product Development or Vice President--Business Development of Maxis has actual knowledge of such matter.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Maxis Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections 5.12 and 5.18.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          8.11 WAIVER OF JURY TRIAL. EACH OF ELECTRONIC ARTS, MAXIS AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ELECTRONIC ARTS, MAXIS OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                               ELECTRONIC ARTS INC.


                               By:    /s/ E. Stanton McKee
                                      -------------------------------

                               Name:  E. Stanton McKee
                                      -------------------------------

                               Title: Exec. VP - CFAO
                                      -------------------------------


                               VILLAGE ACQUISITION CORPORATION


                               By:    /s/ E. Stanton McKee
                                      -------------------------------

                               Name:  E. Stanton McKee
                                      -------------------------------

                               Title: President
                                      -------------------------------


                               MAXIS, INC.


                               By:    /s/ Samuel L. Poole
                                      -------------------------------

                               Name:  Samuel L. Poole
                                      -------------------------------

                               Title: President and CEO
                                      -------------------------------





                      **** REORGANIZATION AGREEMENT ****